Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 811-3070 of our report dated September 22, 2006, relating to the financial statements of Hilliard-Lyons Government Fund, Inc., appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 22, 2006